Exhibit 5.1

September 30, 2026

Roze AI Inc. 214 – 20171 92A Avenue Langley, British Columbia V1M 3A5 Canada

Ladies and Gentlemen:

ROZE AI Inc. – Registration Statement

We have acted as British Columbia counsel to Roze AI Inc., a British Columbia corporation (the “Company”), in connection with the Company’s registration statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

The Registration Statement relates to the resale by the selling shareholders named therein of up to 19,814,230 common shares, no par value (the “Common Shares”) of the Company by the selling shareholders identified in the Registration Statement consisting of (i) up to 18,750,000 Common Shares issuable upon conversion of the Class C Preferred Shares issued by the Company to two accredited investors on September 28, 2026 (the “Conversion Shares”) and (ii) 1,064,230 Common Shares (the “Advisory Stock”) that were issued to a financial advisor of the Company.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	the Certificate of Incorporation of the Company;

2.	the Articles and Notice of Articles of the Company;

3.	the Registration Statement; and

4.	the written consents of the Board of Directors of the Company authorizing the issuance of the Class C Preferred Shares into which the Conversion Shares are to be converted, and the Advisory Stock.

We have also examined such statutes and public records, original or certified copies of corporate records of the Company and officer’s certificates as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the authentic or original documents submitted to us as certified or true copies. We have also considered such questions of law as we have considered necessary as a basis for the opinions hereinafter set forth.

September 30, 2026

We have not made an independent examination of the laws of any jurisdiction other than the Province of British Columbia and the laws of Canada applicable therein and we do not express or imply any opinion with respect to laws of any other jurisdiction. The opinions expressed herein are based on legislation and regulations in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that (i) the Conversion Shares, when issued in accordance with the Articles of the Company upon the due conversion of the Class C Preferred Shares, will be validly issued, fully paid and non-assessable, and (ii) the Advisory Stock are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the reference to us in the Registration Statement. This opinion is rendered solely in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or used or relied upon by any other person, nor quoted from or referred to in any documents without our prior written consent.

Yours truly,

/s/ Cassels Brock & Blackwell LLP